Exhibit 3.1

CRESCENT PRIVATE CREDIT INCOME CORP.

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Crescent Private Credit Income Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended (the “Charter”):

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Crescent Private Credit Income Corp.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, conducting and carrying on the business of a business development company under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “1940 Act”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Cogency Global Inc., 1519 York Road, Lutherville, MD 21093. The name of the resident agent of the Corporation in the State of Maryland is Cogency Global Inc., 1519 York Road, Lutherville, MD 21093. The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

1940 Act. The term “1940 Act” shall have the meaning as provided in Article II herein.

Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Advisor or any of their Affiliates in connection with the initial purchase or acquisition of assets, whether or not acquired, by the Corporation, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses.

Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Advisor) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee or non-recurring management fee or any fee of a similar nature, however designated.

Advisers Act. The term “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

Advisor or Advisors. The term “Advisor” or “Advisors” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation pursuant to Section 7.1 hereof and responsible for directing or performing the day-to-day business affairs of the Corporation, including any Person to whom the Advisor subcontracts all or substantially all of such functions. If the Advisor no longer serves as the investment adviser to the Corporation and no successor Advisor is appointed, the rights of the Advisor in the Charter will become the rights of the Board.

Advisory Agreement. The term “Advisory Agreement” shall mean any investment advisory agreement with an Advisor.

Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or partner.

Assessment. The term “Assessment” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a Stockholder beyond his or her subscription commitment excluding deferred payments.

Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the board of directors of the Corporation, as of any particular time.

Brokerage Commissions. The term “Brokerage Commissions” shall mean any and all up-front fees and commissions payable to underwriters, intermediary managers or other broker dealers in connection with the sale of Shares, including, without limitation, up-front fees or commissions payable to the Intermediary Manager.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall have the meaning as provided in Section 5.1(a) herein.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a Reinvestment Plan, in the Corporation by a Stockholder or by all Stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Cash Available for Distribution. The term “Cash Available for Distribution” shall mean the Corporation’s Cash Flow plus cash funds available for distribution from Corporation reserves less amounts set aside for restoration or creation of reserves.

Cash Flow. The term “Cash Flow” shall mean cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.

Charter. The term “Charter” shall mean the charter of the Corporation, as may be amended from time to time.

Class I Directors. The term “Class I Directors” shall have the meaning as provided by Section 5.1(b) herein.

Class II Directors. The term “Class II Directors” shall have the meaning as provided by Section 5.1(b) herein.

Class III Directors. The term “Class III Directors” shall have the meaning as provided by Section 5.1(b) herein.

Class D Common Shares. The term “Class D Common Shares” shall have the meaning as provided in Section 6.1 herein.

Class D Conversion Rate. The term “Class D Conversion Rate” shall mean a fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.

Class D NAV Per Share. The term “Class D NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class D Common Shares (including any reduction for Stockholder Servicing and/or Distribution Fees as described in the Prospectus), determined as described in the Corporation’s most recent Prospectus for an Offering of Class D Common Shares (or, if the Corporation is not then engaged in an Offering of Class D Common Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the SEC), divided by the number of outstanding Class D Common Shares.

Class I Common Shares. The term “Class I Common Shares” shall have the meaning as provided in Section 6.1 herein.

Class I NAV Per Share. The term “Class I NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class I Common Shares, determined as described in the Corporation’s most recent Prospectus for an Offering of Class I Common Shares (or, if the Corporation is not then engaged in an Offering of Class I Common Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the SEC), divided by the number of outstanding Class I Common Shares.

Class S Common Shares. The term “Class S Common Shares” shall have the meaning as provided in Section 6.1 herein.

Class S Conversion Rate. The term “Class S Conversion Rate” shall mean a fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

Class S NAV Per Share. The term “Class S NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class S Common Shares (including any reduction for Stockholder Servicing and/or Distribution Fees as described in the Prospectus), determined as described in the Corporation’s most recent Prospectus for an Offering of Class S Common Shares (or, if the Corporation is not then engaged in an Offering of Class S Common Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the SEC), divided by the number of outstanding Class S Common Shares.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commencement of the Initial Public Offering. The term “Commencement of the Initial Public Offering” shall mean the date that the SEC declares effective the registration statement filed under the Securities Act for the Initial Public Offering.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 6.1 herein.

Continuing Directors. The term “Continuing Directors” shall have the meaning as provided in Section 11.2(b) herein.

Controlling Person. The term “Controlling Person” shall mean a Person, whatever his or her title, who performs functions for the Sponsor similar to those of (a) the chair or other member of a board of directors, (b) executive officers or (c) those holding ten percent or more equity interest in the Sponsor, or a Person having the power to direct or cause the direction of the Sponsor, whether through the ownership of voting securities, by contract or otherwise.

Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Director or Directors. The term “Director” or “Directors” shall have the meaning as provided in Section 5.1(a) herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses and any other similar fees, however designated by the Board.

Gross Proceeds. The term “Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Corporation through an Offering, without deduction for Brokerage Commissions.

Indemnitee. The term “Indemnitee” shall have the meaning as provided in Section 12.2(b) herein.

Independent Director. The term “Independent Director” shall mean a Director who is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Initial Public Offering. The term “Initial Public Offering” shall mean the first Offering pursuant to an effective registration statement filed under the Securities Act.

Intermediary Manager. The term “Intermediary Manager” shall mean such Person selected by the Board to act as the intermediary manager for an Offering.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Liquidity Event. The term “Liquidity Event” shall mean (i) a Listing, (ii) a sale or merger in a transaction that provides Stockholders with cash and/or securities of a Publicly Traded Entity or (iii) a sale of all or substantially all of the assets of the Corporation for cash, listed equity securities or a combination thereof.

Listing. The term “Listing” shall mean the listing of any or all of the Common Shares on a national securities exchange. Upon a Listing, such Common Shares shall be deemed “Listed.”

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.

Minimum Account Balance. The term “Minimum Account Balance” shall have the meaning as provided in Section 6.10.4 herein.

NASAA Omnibus Guidelines. The term “NASAA Omnibus Guidelines” shall mean the Omnibus Guidelines published by the North American Securities Administrators Association on May 7, 2007.

Net Worth. The term “Net Worth” shall mean the excess of total assets over total liabilities as determined by United States generally accepted accounting principles.

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 10.7 herein.

Offering. The term “Offering” shall mean any offering and sale of Shares for the account of the Corporation.

Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by or on behalf of the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. For the avoidance of doubt, payments made by the Corporation for activities that are primarily intended to result in the sale of Shares will be paid pursuant to a plan of distribution adopted by the Corporation in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to closed-end funds electing to be regulated as business development companies.

Person. The term “Person” shall mean an individual, corporation, association, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Plan. The term “Plan” shall mean any employee benefit plan subject to Part 4 of Title I of ERISA, or any plan to which Section 4975 of the Code applies.

Plan Asset Regulation. The term “Plan Asset Regulation” shall mean 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 6.3 herein.

Prospectus. The term “Prospectus” shall mean the same as that term is defined in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Shares to the public.

Publicly Offered Securities. The term “Publicly Offered Securities” shall mean publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.

Publicly Traded Entity. The term “Publicly Traded Entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter–dealer quotation system.

Reinvestment Plan. The term “Reinvestment Plan” shall mean any plan pursuant to which Shares are issued by the Corporation upon the reinvestment of Distributions paid with respect to Shares.

Reinvestment Proceeds. The term “Reinvestment Proceeds” shall mean, with respect to any Share issued pursuant to a Reinvestment Plan, the net asset value of the Corporation allocable to the Shares of such class, determined as described in the Prospectus, divided by the number of outstanding Shares of such class, at the time of issuance.

Repurchase Plan. The term “Repurchase Plan” shall mean the program or programs established from time to time by the Board of Directors pursuant to which the Corporation voluntarily repurchases Common Shares from the holders thereof.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a) a transaction involving securities of the Corporation that have been listed on a national securities exchange for at least twelve months; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) voting rights of the holders of Common Shares;

(ii) the term of existence of the Corporation;

(iii) Sponsor or Advisor compensation; or

(iv) the Corporation’s investment objectives.

SDAT. The term “SDAT” shall have the meaning as provided in Section 6.4 herein.

SEC. The term “SEC” shall mean the Securities and Exchange Commission.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Similar Law. The term “Similar Law” shall mean any other federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code.

Sponsor. The term “Sponsor” shall mean any Person which is directly or indirectly instrumental in organizing, wholly or in part, the Corporation or will control, manage or participate in the management of the Corporation, and any Affiliate of such Person. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of assets and whose only compensation is as such, or wholly independent third parties such as attorneys and accountants whose only compensation is for professional services, or wholly independent third party underwriters whose only compensation is for professional services rendered in connection with the offering of Shares. A Person may also be deemed a “Sponsor” by (i) taking the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (iii) having a substantial number of relationships and contacts with the Corporation, (iv) possessing significant rights to control assets of the Corporation, (v) receiving fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (vi) providing goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation.

Stockholder List. The term “Stockholder List” shall have the meaning as provided in Section 10.5 herein.

Stockholder Servicing and/or Distribution Fee. The term “Stockholder Servicing and/or Distribution Fee” shall mean the stockholder servicing and/or distribution fee payable to the Intermediary Manager and reallowable to participating broker dealers with respect to any class of Common Shares for which such fee is payable, as described in the Prospectus.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including Stockholder Servicing and/or Distribution Fees and Brokerage Commissions.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number, Term and Election of Directors.

(a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”) but shall never be less than three. The names of the Directors who shall serve until their successors are duly elected and qualify are:

Kathleen S. Briscoe, Class I Director (as defined below)
Susan Yun Lee, Class II Director (as defined below)
Martha Solis-Turner, Class III Director (as defined below)
Jason Breaux, Class I Director (as defined below)
Christopher G. Wright, Class II Director (as defined below)

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

(b) Upon the Commencement of the Initial Public Offering, the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as practicable as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of Stockholders (the “Class I Directors”), another class to hold office initially for a term expiring at the second succeeding annual meeting of Stockholders (the “Class II Directors”) and another class to hold office initially for a term expiring at the third succeeding annual meeting of Stockholders (the “Class III Directors”), with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the Stockholders commencing with the annual meeting next following the Commencement of the Initial Public Offering, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

(c) The Corporation elects, effective at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, subject to any requirements of the 1940 Act applicable to the Corporation and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

(d) A majority of the Board of Directors shall be Independent Directors, except for a period of up to 60 days, or such longer period permitted by law or the SEC or its staff, after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor.

Section 5.2 Extraordinary Actions. Except as provided in Section 11.2, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (including, subject to the requirements of the 1940 Act, as compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws. The issuance of Preferred Shares shall also be approved by a majority of Independent Directors not otherwise interested in the transaction, who shall have access at the Corporation’s expense to the Corporation’s legal counsel or to independent legal counsel.

Section 5.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security that the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 5.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors not inconsistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, the redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Directors, officers, employees or agents of the Corporation; any conflict between the MGCL and the provisions set forth in the NASAA Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination; and provided, further, that to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.

Section 5.6 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, from and after the Commencement of the Initial Public Offering, any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, and only by the affirmative vote of Stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 300,000,000 Shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share (“Common Shares”), 100,000,000 of which are classified as Class D Common Stock (the “Class D Common Shares”), 100,000,000 of which are classified as Class I Common Stock (the “Class I Common Shares”) and 100,000,000 of which are classified as Class S Common Stock (the “Class S Common Shares”). The aggregate par value of all authorized Shares having par value is $3,000,000. All Shares shall be fully paid and nonassessable when issued and the Corporation shall not make any mandatory Assessments against any Stockholder beyond such Stockholder’s subscription commitment. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue. For the avoidance of doubt, any such amendment shall not be deemed to alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of any issued and outstanding Shares.

Section 6.2 Common Shares.

Section 6.2.1 Description. Except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 10.2 hereof. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.2.2 Conversion of Class D Common Shares and Class S Common Shares. Each Class D Common Share and Class S Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class D Conversion Rate or Class S Conversion Rate, respectively, on the earliest of (a) a Listing of Class I Shares, (b) a merger or consolidation of the Corporation with or into another entity that has shares listed on a national securities exchange or the sale or other disposition of all or substantially all of the Corporation’s assets to an entity that has shares listed on a national securities exchange, (c) the end of the month in which the Intermediary Manager in conjunction with the Corporation’s transfer agent determines that total Brokerage Commissions and Stockholder Servicing and/or Distribution Fees paid with respect to the Common Shares held by such Stockholder within such account would exceed, in the aggregate, ten percent of the sum of the Gross Proceeds from the sale of such Common Shares and the aggregate Reinvestment Proceeds of any Common Shares issued under a Reinvestment Plan upon the reinvestment of Distributions paid with respect to such Common Shares or with respect to any Common Shares issued under a Reinvestment Plan directly or indirectly attributable to such Common Shares (or a lower limit as set forth in the applicable agreement between the Intermediary Manager or the applicable selling agent at the time such Common Shares were issued), and (d) after termination of the primary portion of the Offering in which such Class D Common Shares and Class S Common Shares were sold, the end of the month in which the Corporation, with the assistance of the Intermediary Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to such Offering is equal to ten percent of the Gross Proceeds of the primary portion of such Offering.

Section 6.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. The holder of each Class D Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the holders of the Common Shares, a liquidation payment equal to the Class D NAV Per Share; the holder of each Class I Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the holders of the Common Shares, a liquidation payment equal to the Class I NAV Per Share; and the holder of each Class S Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the holders of the Common Shares, a liquidation payment equal to the Class S NAV Per Share.

Section 6.2.4 Voting Rights. Except as may be provided otherwise in the Charter, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The holders of Common Shares shall vote together as a single class on all actions to be taken by the Stockholders; provided, however, that the holders of each class of Common Shares shall have exclusive voting rights on any amendment of the Charter (including the terms of such class of Common Shares) that would alter only the contract rights of such class of Common Shares and no holders of any other class or series of Shares shall be entitled to vote thereon.

Section 6.3 Preferred Shares. The Board, subject to the provisions of Section 5.3, may classify any unissued Shares and reclassify any previously classified but unissued Shares of any class or series from time to time into one or more classes or series of preferred stock (“Preferred Shares”).

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.

Section 6.5 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the Stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Stockholder, the Stockholder may be subjected to a reasonable penalty.

Section 6.6 Distributions.

(a) The Advisor shall cause the Corporation to have available adequate reserves for normal replacements and contingencies (but the Corporation shall not be required to have available reserves for payment of fees payable to the Advisor). Normally, such amount shall not be less than 1% of the offering proceeds of the Company.

(b) From time to time and not less than quarterly, the Board of Directors shall cause the Advisor to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the Board of Directors, distribute pro rata to Stockholders funds received by the Corporation which the Board of Directors deems unnecessary to retain in the Corporation. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors may endeavor to authorize the Corporation to declare and pay such dividends and other Distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code and (ii) to the extent that the Board of Directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. In no event, however, shall funds be advanced or borrowed for the purpose of Distributions, if the amount of such Distributions would exceed the Corporation’s accrued and received revenues from the previous four quarters, less paid and accrued operating costs with respect to such revenues and costs which shall be determined in accordance with generally accepted accounting principles, consistently applied unless necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code. Cash Distributions from the Corporation to the Sponsor shall only be made in conjunction with Distributions to Stockholders and only out of funds properly allocated to the Sponsor’s account. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. The Corporation is permitted to have a Reinvestment Plan, provided that the Reinvestment Plan meets the requirements under Section VI.H of the Omnibus Guidelines to the extent applicable. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter, or in-kind distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those Stockholders that accept such offer. For the avoidance of doubt, the foregoing sentence shall not preclude the reinvestment of Distributions or issuance of Shares pursuant to the Reinvestment Plan.

Section 6.7 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Shares entitled to vote generally in the election of Directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.8 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal the Bylaws, provided, however, that any amendment to the Bylaws that materially alters or changes the powers, preferences or special rights of the Shares as to adversely affect them shall be approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6.9 No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer will also be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning the rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.

Section 6.10 Suitability of Stockholders. Upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the NASAA Omnibus Guidelines, the following provisions shall apply:

Section 6.10.1 Investor Suitability Standards. Subject to suitability standards established by individual states and any amendment to the income and Net Worth standards set forth in the NASAA Omnibus Guidelines, including any amendment or restatement thereto, to become a Stockholder, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing individual retirement account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time, that:

(a) such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a minimum annual gross income of $70,000 and a Net Worth (excluding home, furnishings and automobiles) of not less than $70,000; or

(b) such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a Net Worth (excluding home, furnishings and automobiles) of not less than $250,000.

Section 6.10.2 Determination of Suitability of Sale. The Corporation and each Person selling Common Shares on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Stockholder is a suitable and appropriate investment for such Stockholder. In making this determination, the Sponsor or each Person selling Common Shares on behalf of the Corporation shall ascertain that the prospective Stockholder: (a) meets the minimum income and Net Worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective Stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the Stockholder may lose the entire investment; (iii) the lack of liquidity of the Common Shares; (iv) the restrictions on transferability of the Common Shares; (v) the background and qualifications of the Sponsor and the Board; and (vi) the tax consequences of the investment.

The Corporation or each Person selling Common Shares on behalf of the Corporation shall make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, Net Worth, financial situation and other investments of the prospective Stockholder, as well as any other pertinent factors.

The Corporation or each Person selling Common Shares on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Stockholder. The Sponsor or each Person selling Common Shares on behalf of the Corporation shall maintain these records for at least six years.

Section 6.10.3 Minimum Investment. Subject to certain individual state requirements, no initial sale of Common Shares in the Initial Public Offering will be permitted of less than such amount as determined by the Board and described in the Corporation’s most recent Prospectus for the Initial Public Offering.

Section 6.10.4 Minimum Account Repurchases. In the event that any holder of Common Shares fails to maintain in such holder’s account a minimum balance of such amount of Common Shares as from time to time determined by the Board of Directors and described in the Corporation’s most recent Prospectus for an Offering of Common Shares (or, if the Corporation is not then engaged in an Offering of Common Shares and such amount has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the SEC) (the “Minimum Account Balance”), the Corporation may repurchase all of the Common Shares held by such holder at the repurchase price in effect under the Repurchase Plan on the date that the Corporation determines that such holder has failed to meet the Minimum Account Balance, less any early repurchase deduction as provided in the Repurchase Plan.

Section 6.11 Admission of Stockholders.

(a) Upon the original sale of Common Shares in the Initial Public Offering, the purchasers shall be admitted as Stockholders not less than the last day of the calendar month following the date their respective subscription agreements were accepted by the Corporation. Subsequent subscriptions shall be accepted or rejected by the Corporation within 30 days of receipt; if rejected, all subscription funds shall be returned to the subscriber within ten Business Days.

(b) The Corporation shall amend its records at least once each calendar quarter to effect the assignment, transfer, or resale of Common Shares. For assignments, the Corporation shall recognize the assignment not later than the last day of the calendar month following receipt of notice of such assignment and any required documentation.

(c) Persons holding Common Shares for the purpose of assigning all or a portion of such Common Shares (hereinafter “Assignor”) shall be expressly granted the same rights as if they were Stockholders except as prohibited by applicable law, including but not limited to, the rights enumerated under Article VI of the NASAA Omnibus Guidelines. The assignment agreement and Prospectus shall provide that the Assignor’s management shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the assignees, whether or not in the Assignor management’s possession or control, and that the management of the Assignor shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the assignees. In addition, the agreement shall not permit the assignees to contract away the fiduciary duty owed to the assignees by the Assignor’s management under the common law of agency.

(d) There are no restrictions on transfer of Common Shares except as may be provided by the Board in setting the terms of classified or reclassified stock, where the transfer is restricted by federal and state securities law or by contract, to the extent necessary for the Corporation to qualify as a “Regulated Investment Company” under the Code or the characterization or treatment of income or loss. In the event the Corporation rejects a transfer of Common Shares, such rejection will be affirmatively supported by an opinion of counsel. A charge may be imposed by the Corporation to cover its actual, necessary and reasonable administrative and filing expenses incurred in connection with a transfer. Such a charge shall be disclosed in the Prospectus.

Section 6.12 Repurchase of Shares. The Board of Directors may establish, from time to time, a Repurchase Plan; provided, however, that any repurchase of Shares pursuant to any such Repurchase Plan does not impair the capital or operations of the Corporation.

ARTICLE VII

ADVISOR

Section 7.1 Appointment of Advisor. The Board is responsible for setting the general policies of the Corporation and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Corporation. However, the Board is not required personally to conduct the business of the Corporation, and it may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Board may, in its sole discretion, deem necessary or desirable.

Section 7.2 Supervision of Advisor. Subject to the requirements of the 1940 Act, the Board may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall oversee the Advisor to assure that the administrative procedures, operations and programs of the Corporation are reasonable and appropriate and that (a) the expenses incurred are reasonable in light of the operations of the Corporation, (b) all Front End Fees are reasonable and do not exceed 18% of the Gross Proceeds of any Offering, regardless of the source of payment, and (c) the percentage of Gross Proceeds of any Offering committed to Investment in Program Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees. The Board of Directors also will be responsible for determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of any Advisory Agreement are being carried out. The Board of Directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable for purposes of the NASAA Omnibus Guidelines if the incentive fee is limited to the amounts allowed by the 1940 Act or the Advisers Act, as appropriate.

Section 7.3 Contents of Advisory Agreement. Any Advisory Agreement shall contain the following provisions:

(a) The Advisor has a fiduciary responsibility and duty to the Corporation and the Stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Advisor’s immediate possession or control. The Advisor shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Corporation. The Advisor may not contract away the fiduciary obligation owed to the Corporation and the Stockholders under common law.

(b) The chief executive officer and chief investment officer of the Advisor shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired by the Corporation and shall have not less than four years relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed.

(c) The Advisor shall not have an exclusive right to sell or exclusive employment to sell assets for the Corporation.

(d) No rebates or give-ups may be received by the Advisor nor may the Advisor participate in any reciprocal business arrangement which would circumvent the NASAA Omnibus Guidelines.

(e) No payments, awards, commissions or other compensation may be made to any Person engaged to sell Shares or give investment advice to a potential Stockholder; however, this prohibition shall not prohibit the payment to a registered broker-dealer under the Exchange Act or other properly-licensed Person of normal and customary selling commissions for selling Shares.

(f) The Advisor shall not be permitted to commingle the funds of the Corporation with the funds of any other Person; however, this prohibition shall not prohibit the Advisor from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of Affiliates of the Corporation, provided that the funds of the Corporation are protected from the claims of such other Affiliates and creditors of such other Affiliates. This prohibition shall not apply to investments meeting the requirements of Article VIII hereof.

(g) From time to time and not less than quarterly, the Advisor shall review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation shall distribute pro rata to Stockholders any cash deemed appropriate for such distribution by the Advisor. In no event shall funds be advanced or borrowed solely for the purpose of such cash distributions. Any cash distributions to the Advisor shall be made only in conjunction with distributions to stockholders and as a result of any Shares held by the Advisor. All such cash distributions shall be made only out of funds legally available therefor pursuant to the MGCL.

Section 7.4 Successor Advisor. The Board of Directors shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is reasonable.

Section 7.5 Termination. Any Advisory Agreement shall provide that it is terminable, without cause or penalty, by (a) a majority of the outstanding voting securities of the Corporation or the vote of the Board, including a majority of the Independent Directors, on 60 days’ written notice or (b) the Advisor on 120 days’ written notice. In the event of termination, the Advisor will cooperate with the Corporation and the Board in making an orderly transition of the advisory function. In addition, if the Corporation elects to continue its operations following termination of the Advisory Agreement by the Advisor, the Advisor shall pay all expenses incurred as a result of its withdrawal. Upon termination of the Advisory Agreement, the Corporation shall pay the Advisor all amounts then accrued but unpaid to the Advisor. The method of payment must be fair and protect the solvency and liquidity of the Corporation.

Section 7.6 Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the Board, the Corporation shall reimburse the Advisor and its Affiliates for Organization and Offering Expenses incurred by the Advisor or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 7.2.

Section 7.7 Acquisition Fees. Unless otherwise provided in any resolution adopted by the Board, the Corporation may pay the Advisor and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board shall conclude that the total of all Acquisition Fees and Acquisition Expenses are reasonable.

Section 7.8 Reimbursement of Advisor. The Corporation may reimburse the Advisor, at the end of each fiscal quarter, for all expenses of the Corporation incurred by the Advisor as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not Affiliated with the Corporation. The Advisor may be reimbursed for the administrative services necessary for the prudent operation of the Corporation performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Advisor’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Advisor is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be (a) rent, depreciation, utilities, capital equipment or other administrative items of the Advisor and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Advisor.

ARTICLE VIII

INVESTMENT LIMITATIONS

Section 8.1 Investment Objectives. The Corporation’s primary investment objectives are to maximize the total return to Stockholders in the form of current income and, to a lesser extent, long-term capital appreciation through debt and related equity investments.

Section 8.2 Investments in Other Programs.

(a) The Corporation may invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Advisor be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b) The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Advisor; (iii) the compensation payable by the general partnership or joint venture to the Advisors by each of the Corporation and its Affiliate that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c) The Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Advisor from any commitment to purchase the assets entered into in compliance with Section 9.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Advisor; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Advisor wishes to sell assets held in the partnership or joint venture; and (v) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.

(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Advisor (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws or the NASAA Omnibus Guidelines. Any agreements regarding such arrangements shall accompany any Prospectus, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Advisor, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Advisor, the Corporation and the Stockholders; and (iii) there will be no diminishment in the voting rights of the Stockholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, and except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f) Except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall be permitted to invest in general partnership interests of limited partnerships only if: (i) the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above; (ii) the Advisor is not entitled to any duplicate fees; (iii) no additional compensation beyond that permitted under applicable law is paid to the Advisor; and (iv) the agreement of limited partnership or other applicable agreement complies with this Section 8.2 and Section V of the NASAA Omnibus Guidelines.

Section 8.3 Other Goods or Services.

(a) In addition to the services to be provided under any Advisory Agreement, the Corporation may accept goods or other services provided by the Advisor in connection with the operation of assets subject to the restrictions contained in the 1940 Act, provided that: (i) the Advisor, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Advisor shall be embodied in a written contract, the material terms of which must be fully disclosed to the Stockholders; (iii) the contract may be modified only with approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Advisor must be independently engaged in the business of providing such goods or services to Persons other than Affiliates and at least 33% of the Advisor’s associated gross revenues must come from Persons other than Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged in the same geographic location by Persons other than the Advisor and its Affiliates who provide comparable goods or services which could reasonably be made available to the Corporation; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the Stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from Persons other than the Advisor and its Affiliates.

(b) Notwithstanding the foregoing clause (a), if the Advisor is not engaged in the business to the extent required by such clause, the Advisor may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Advisor can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged in the same geographic location by Persons other than the Advisor and its Affiliates who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Advisor on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws or the NASAA Omnibus Guidelines; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws or the NASAA Omnibus Guidelines.

ARTICLE IX

CONFLICTS OF INTEREST

Section 9.1 Sales and Leases to the Corporation. Except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall not purchase or lease assets in which the Advisor or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the Stockholders either in a Prospectus or in a periodic report filed with the SEC or otherwise and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 9.1, the Advisor may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (a) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Advisor; (b) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (c) there are no other benefits arising out of such transaction to the Advisor apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.

Section 9.2 Sales and Leases to the Advisor or Affiliates. Except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall not sell assets to the Advisor or any Affiliate thereof unless such sale is duly approved by the Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Advisor or any Affiliate thereof unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the Stockholders in a Prospectus or in a periodic report filed with the SEC and (b) the terms of the transaction are fair and reasonable to the Corporation.

Section 9.3 Loans. Except for the advancement of funds pursuant to Article XII, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Advisor or any Affiliate thereof.

Section 9.4 Commissions on Financing, Refinancing or Reinvestment. Except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall not pay, directly or indirectly, a commission or fee to the Advisor or any Affiliate thereof (except as otherwise specified in this Article IX) in connection with the reinvestment of Cash Available for Distribution or of the proceeds of the resale, exchange or refinancing of assets.

Section 9.5 Rebates, Kickbacks and Reciprocal Arrangements. No rebates or give-ups may be received by the Advisor nor may the Advisor participate in any reciprocal business arrangements that would circumvent provisions of applicable federal or state securities laws or the NASAA Omnibus Guidelines governing conflicts of interest or investment restrictions, or enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws or the NASAA Omnibus Guidelines. The Corporation shall cause the Advisor to agree that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell Shares or give investment advice to a potential Stockholder; provided, however, that this Section 9.5 shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing Shares.

Section 9.6 Commingling. The funds of the Corporation shall not be commingled with the funds of any other Person. Nothing in this Section 9.6 shall prohibit the Advisor from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

Section 9.7 Lending Practices. On financing made available to the Corporation by the Sponsor, the Sponsor may not receive interest in excess of the lesser of the Sponsor’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Sponsor shall not impose a prepayment charge or penalty in connection with such financing and the Sponsor shall not receive points or other financing charges. The Sponsor shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 9.7, “permanent financing” shall mean any financing with a term in excess of twelve months.

Section 9.8 Other Transactions. Except as otherwise permitted under the 1940 Act or exemptive relief granted by the SEC pursuant thereto, or by a determination of the SEC or its staff under the 1940 Act, the Corporation shall not engage in any other transaction with the Advisor or an Affiliate thereof unless: (a) such transaction complies with the NASAA Omnibus Guidelines and all applicable law and (b) a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.

Section 9.9 Exchanges. The Corporation may not acquire assets from Affiliates in exchange for Shares.

ARTICLE X

STOCKHOLDERS

Section 10.1 Meetings. There shall be an annual meeting of the Stockholders, to be held on such date and at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including by the chief executive officer, the president or the chair of the board or by the Board of Directors or the Independent Directors, and shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of Stockholders upon the written request of Stockholders entitled to cast not less than ten percent of all the votes entitled to be cast on such matter at such meeting. Notice of any special meeting of Stockholders shall be given as provided in the Bylaws. If the meeting is called by the secretary upon the written request of Stockholders as described in this Section 10.1, notice of the special meeting shall be sent to all Stockholders within ten days of the receipt of the written request and the special meeting shall be held at the time and place specified in the Stockholder request not less than 15 days nor more than 60 days after the delivery of the notice; provided, however, that if no time or place is so specified in the Stockholder request, at such time and place convenient to the Stockholders.

Section 10.2 Voting Rights of Stockholders. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL and the 1940 Act, or other provisions of the Charter, the Stockholders may, without the necessity for concurrence by the Advisor: (a) elect or remove Directors, as provided in Sections 5.1 and 5.6 hereof; (b) approve or disapprove an amendment of the Charter, as provided in Article XI hereof; (c) approve or disapprove the dissolution of the Corporation; (d) direct that the Corporation remove the Advisor and elect a new Advisor pursuant to the procedures described in Section 7.4; and (e) approve or disapprove the sale of all or substantially all of the assets of the Corporation, when such sale is to be made other than in the ordinary course of the Corporation’s business. Without the approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provisions of the Charter, the Corporation shall not permit the Advisor or the Board, as applicable, to: (A) amend the Charter except for amendments that do not adversely affect the rights of Stockholders; (B) appoint a new Advisor (other than a sub-adviser pursuant to the terms of an Advisory Agreement and applicable law); (C) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business or as otherwise permitted by law; (D) cause the merger or similar reorganization of the Corporation except a merger of a wholly owned subsidiary corporation with or into its parent corporation in accordance with Section 3-106 of the MGCL; and (E) voluntarily withdraw as the Advisor unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the Stockholders.

Section 10.3 Voting Limitations on Shares Held by the Advisor and Affiliates. With respect to Shares owned by the Sponsor, the Sponsor may not vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor or any transaction between the Corporation and the Sponsor. In determining the requisite percentage in interest of Shares entitled to vote on a matter, and necessary to approve a matter, on which the Sponsor may not vote or consent, any Shares owned by it shall not be included.

Section 10.4 Right of Inspection. Any holder of Common Shares shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable charge. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, the Corporation’s stock ledger or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such Stockholder has an improper purpose for requesting such inspection.

Section 10.5 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the holders of Common Shares, along with the number of Common Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any holder of Common Shares or such holder’s designated agent at the home office of the Corporation upon the request of such holder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Stockholder List shall be mailed to any holder of Common Shares so requesting within ten days of receipt by the Corporation of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to such request. A holder of Common Shares may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights and the exercise of Stockholder rights under federal proxy laws.

If the Advisor or the Board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and/or the Board, as the case may be, shall be liable to any holder of Common Shares requesting the Stockholder List for the costs, including reasonable attorneys’ fees, incurred by such holder for compelling the production of the Stockholder List, and for actual damages suffered by any holder of Common Shares by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such Stockholder List or other information for the purpose of selling such Stockholder List or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation. The Corporation may require the holder of Common Shares requesting the Stockholder List to represent that the Stockholder List is not requested for a commercial purpose unrelated to such holder’s interest in the Corporation. The remedies provided hereunder to holders of Common Shares requesting copies of the Stockholder List are in addition to and shall not in any way limit other remedies available to Stockholders under federal law or the laws of any state.

Section 10.6 Reports.

(a) The Board, including the Independent Directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the Commencement of the Initial Public Offering that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the Stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the Gross Proceeds. Such annual report must also contain a breakdown of the costs reimbursed to the Advisor. The Board, including the Independent Directors, shall take reasonable steps to ensure that: (w) to the extent not otherwise included within the scope of the annual audit of the Corporation’s financial statements, the independent certified public accountants preparing such annual report will issue a special report on the allocation of such costs to the Corporation in accordance with the Advisory Agreement; (x) the special report shall be in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports; (y) the additional costs of such special report will be itemized and may be reimbursed to the Advisor by the Corporation in accordance with this Section 10.6 only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined above; and (z) the special report shall at minimum provide a review of the time records of individual employees, the costs of whose services were reimbursed and the specific nature of the work performed by each such employee.

(b) The Board, including the Independent Directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered to each Stockholder (i) within 60 days after the end of each fiscal quarter of the Corporation, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Exchange Act and (ii) within 120 days after the end of each fiscal year of the Corporation, a report containing the same financial information contained in the Corporation’s Annual Report on Form 10-K filed by the Corporation under the Exchange Act.

(c) The Board, including the Independent Directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a Stockholder all information necessary for the preparation of such Person’s federal income tax return.

(d) If Shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above, then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults and a discussion and analysis of the impact on capital requirements of the Corporation.

Section 10.7 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten Business Days prior to initiating any such tender offer. No Stockholder may transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 10.7, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 10.7 shall be of no force or effect with respect to any Shares that are then Listed.

ARTICLE XI

AMENDMENTS; CONVERSION TO OPEN-END COMPANY

Section 11.1 Amendments. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the Stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, and provided further that the Board has declared the amendment advisable and directed that it be submitted for consideration by the Stockholders as required by the MGCL, any amendment to the Charter shall be valid only if approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, if any amendment (including a new addition) to the Charter materially alters or changes the powers, preferences, or special rights of the Shares so as to adversely affect them, such amendment must be approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast thereon as set forth in Section 10.2. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.

Section 11.2 Approval of Conversion to Open-End Company.

(a) Required Vote. The affirmative vote of Stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter, with Common Shares voting as a class and each class or series of Preferred Shares that is entitled to vote on the matter voting as a separate class, shall be necessary for any proposal to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such conversion, the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast shall be required to approve such matter.

(b) Continuing Directors. “Continuing Directors” shall mean the directors identified in Article V, Section 5.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board of Directors.

ARTICLE XII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 12.1 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.

Section 12.2 Limitation of Director and Officer Liability.

(a) Subject to any limitations set forth under Maryland law or the 1940 Act or in paragraph (b) below, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

(b) Until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the NASAA Omnibus Guidelines, notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide that a Director, the Advisor or any Affiliate of the Corporation or the Advisor, or any Person acting as broker/dealer on behalf of the Corporation (the “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii) Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Sponsor or a Director (other than an Independent Director or any Person acting as a broker/dealer on behalf of the Corporation) or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director or any Person acting as a broker/dealer on behalf of the Corporation.

(iv) Such agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from the holders of Common Shares.

Section 12.3 Indemnification.

(a) Subject to any limitations set forth under Maryland law or the 1940 Act or in paragraph (b) or (c) or, with respect to the advancement of expenses, Section 12.4 below, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, real estate investment trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor of any of its Affiliates acting as an agent of the Corporation who is made or threatened to be made a party to, or witness in, the proceeding by reason of its service in that capacity. The rights to indemnification and advance of expenses provided to a Director or officer hereby shall vest immediately upon election of such Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board may take such action as is necessary to carry out this Section 12.3(a). The Corporation may not incur the cost of that portion of liability insurance which insures the Advisor for any liability as to which the Advisor is prohibited from being indemnified.

(b) Until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the NASAA Omnibus Guidelines, notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) above for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii) Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Sponsor or a Director (other than an Independent Director) or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(iv) Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from the holders of Common Shares.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee or any Person acting as broker/dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

Section 12.4 Advancement of Expenses. Until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the NASAA Omnibus Guidelines, the Corporation may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding pursuant to paragraph (a) of Section 12.3 above only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Section 12.3 hereof, (c) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

Section 12.5 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 12.6 1940 Act Limitation on Indemnification. As required under the 1940 Act, no provision of this Article XII shall be effective to protect or purport to protect any Director, any officer of the Corporation, the Advisor or any Affiliate of the Corporation or the Advisor against liability to the Corporation or the Stockholders to which he, she or it would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Section 12.7 Amendment or Repeal. Neither the amendment nor repeal of this Article XII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XII, shall apply to or affect in any respect the applicability of the preceding sections of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

Section 12.8 Non-Exclusivity. The indemnification and advancement of expenses provided or authorized by this Article XII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or an officer of the Corporation may be entitled under the Bylaws, a resolution of the Stockholders or the Board, an agreement, or otherwise; provided that such other indemnification rights shall not be provided for purposes of violating the requirements of the MGCL or the provisions set forth in Section 12.3 hereof.

ARTICLE XIII

ERISA TRANSFER RESTRICTIONS

Notwithstanding any other provision herein, until such time as all classes of Common Shares constitute Publicly Offered Securities, if and to the extent that the Board of Directors shall determine that there is a substantial likelihood that the purchase or ownership of Common Shares or the redemption of Common Shares would result in (a) the underlying assets of the Corporation being treated as assets of any Plan pursuant to the Plan Asset Regulation or any provision of any Similar Law or (b) the Corporation, the Advisor or any Affiliate of the Corporation or the Advisor being considered a fiduciary of any holder of Common Shares for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law, the Corporation shall have the power to (i) exclude any holder of Common Shares or potential holder of Common Shares from purchasing Common Shares, (ii) prohibit any redemption of Common Shares or (iii) redeem any or all Common Shares held by any holder of Common Shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors.

ARTICLE XIV

ROLL-UP TRANSACTIONS

In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering and the Corporation shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for material misrepresentations or material omissions in the appraisal. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the holders of Common Shares. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Shares who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Corporation’s net assets.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the holders of Common Shares having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 10.1 and 10.2 hereof;

(b) that includes provisions which would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;

(c) in which an investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 10.4 and 10.5 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Shares.

ARTICLE XV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(q) of the MGCL, other than any action arising under federal or state securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the Stockholders of the Corporation or (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (b) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court.

THIRD: The amendment and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the Charter of the Corporation was 300,000,000, consisting of 300,000,000 shares of common stock, par value $0.01 per share, 100,000,000 of which are classified as Class D Common Stock, 100,000,000 of which are classified as Class I Common Stock and 100,000,000 of which are classified as Class S Common Stock. The aggregate par value of all shares of stock having par value was $3,000,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter of the Corporation is 300,000,000, consisting of 300,000,000 shares of common stock, par value $0.01 per share, 100,000,000 of which are classified as Class D Common Stock, 100,000,000 of which are classified as Class I Common Stock and 100,000,000 of which are classified as Class S Common Stock. The aggregate par value of all authorized shares of stock having par value is $3,000,000.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 31st day of July, 2024.

ATTEST:		CRESCENT PRIVATE CREDIT INCOME CORP.

By:	/s/ George P. Hawley	By:	/s/ Eric Hall
Name:	George P. Hawley	Name:	Eric Hall
Title:	Secretary	Title:	Chief Executive Officer